Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, February 6, 2015 – Whiting USA Trust I (NYSE Symbol – WHX) announced the first Trust distribution in 2015, which relates to net profits generated during the fourth quarterly payment period of 2014.

Unitholders of record on February 19, 2015 will receive a distribution of $0.283085 per unit, which is payable on or before March 2, 2015.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	169,823
Natural gas (Mcf)	614,063

Total (BOE)	272,167
Average sales prices:
Oil (per Bbl)(1)	$64.62
Natural gas (per Mcf)	$3.58

Gross proceeds:
Oil sales(1)	$10,974,371
Natural gas sales	2,199,793

Total gross proceeds	$13,174,164

Costs:
Lease operating expenses	$7,582,125
Production taxes	865,643

Total costs	$8,447,768

Net profits	$4,726,396
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$4,253,756
Provision for estimated Trust expenses	(300,000)
Montana state income taxes withheld	(29,098)

Net cash proceeds available for distribution	$3,924,658

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.283085

(1)	Oil includes natural gas liquids.

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment or yield.

As of December 31, 2014, on a cumulative accrual basis, 8.11 MMBOE (99%) of the Trust’s total 8.20 MMBOE have been produced and sold and 0.02 MMBOE have been divested. The net profits interest will terminate when 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) have been produced and sold from the underlying properties, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently the market price of the Trust units should decline to zero around or shortly after the record date for the final expected distribution. Based on the Trust’s reserve report for the underlying properties as of December 31, 2014, 9.11 MMBOE were projected to be produced by January 31, 2015 and, accordingly, the net profits interest termination date is currently estimated to have occurred. However, due to January production data not being available yet, we are not able to determine the final net profits interest termination date as of the date of this press release.

Once it has been determined that 9.11 MMBOE has been produced and sold from the underlying properties, the Trust will shortly thereafter issue a press release announcing the actual net profits interest termination date, the final record and distribution dates for unitholders and the wind up process for the Trust. To the extent that the Trust units are trading at a price in excess of the aggregate distributions that may be reasonably expected to be made prior to the termination of the Trust, the market price decline in Trust units is likely to include one or more abrupt decreases.

In order for the Trust units to remain listed on the New York Stock Exchange (“NYSE”), the average closing price over a consecutive 30-trading day period cannot be less than $1.00, and the Trust unit selling price cannot be “abnormally low”, as determined by the NYSE. As of the date of this release, the units have been trading below $1.00 for 13 consecutive trading days. If the Trust units are delisted from the NYSE, the Trust expects that they would continue to trade off-exchange (over-the-counter). However, there is no assurance that an active market in the Trust units will develop off-exchange.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, an increase in the cash reserve for the payment of expenses after the final distribution to unitholders, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation and production of oil and gas properties, and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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